Exhibit 10.34

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

Statement of Work

This Statement of Work (“SOW”), adopts and incorporates by reference the terms and conditions of the Management Services Agreement (“Agreement”), which was entered into on June 1, 2022, between Thunderra LLC, a Delaware limited liability company (“Service Provider”) and Blockfusion USA, Inc., a Delaware corporation (“Customer,” and together with Service Provider, the “Parties,” and each, a “Party”), as it may be amended from time to time. This SOW is effective beginning on June 1, 2022 (“Effective Date”) and will remain in effect until terminated in accordance with the Agreement. Transactions performed under this SOW will be conducted in accordance with and be subject to the terms and conditions of this SOW and the Agreement. Capitalized terms used but not defined in this SOW shall have the meanings set out in the Agreement.

1. Scope of Work. Service Provider will provide management services set forth in Schedule A to this SOW in consideration of the fees set forth in Schedule B to this SOW, including on-site management of certain cryptocurrency-mining equipment owned by Customer or third parties (“Mining Equipment”) within the Customer Environment. Customer desires to have managed certain Mining Equipment within the Customer Environment, on the terms and conditions set forth in the Agreement, this SOW and the schedules attached hereto.

2. Authorized Service Recipients:

(a) Blockfusion USA, Inc.

(b) Blockfusion Canada Inc.

(c) North East Data, LLC.

3. Key Personnel:

[***]

4. Permitted Subcontractors. The following subcontractors are permitted subcontractors under Section 3.1(h) of the Agreement:

[***]

5. Defined Terms. For purposes of this SOW, the following terms shall have the following meanings:

“Downtime” means, for each calendar month, time that installed, non-defective Mining Equipment is not available to mine in accordance with this Agreement, excluding periods of time in which the Equipment has been delivered to Service Provider is not available. Downtime shall not include periods of outage or unavailability to the extent caused by an Outside Cause.

“Digital Asset” means any denomination of cryptocurrencies, virtual currencies or other digital assets.

“Outside Cause” means (a) necessary maintenance; (b) failure of Mining Equipment not attributable Service Provider’s failure to maintain such Mining Equipment as required under this Agreement; or (c) a Force Majeure Event.

“Uptime” means, for each calendar month, the availability of the delivered Mining Equipment as a percentage equal to (a) the difference between the total number of minutes of Downtime in such month and the total number of minutes in such month divided by (b) the total number of minutes in such calendar month.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this SOW as of the date first above written.

THUNDERRA LLC

By	/s/ Kiryl Hnidash
Name:	Kiryl Hnidash
Title:	Chief Executive Officer

BLOCKFUSION USA, INC.

By	/s/ Kant Trivedi
Name:	Kant Trivedi
Title:	Manager

SCHEDULE A

SCOPE OF WORK

1.	Services. Service Provider shall receive, install, operate, manage, and maintain Mining Equipment within the Customer Environment

a.	Staffing. Service Provider will ensure sufficient Service Provider Personnel staffed to Customer seven (7) days per week and for not less than eight (8) hours per day, plus as such additional available time as reasonably necessary for the performance of the services hereunder, including:

i.	One Mining Specialist on site per [***];

ii.	One Mining Specialist on site per [***]; and

iii.	Network surveillance 24 hours a day, seven (7) days a week.

Notwithstanding the foregoing, the parties acknowledge that as of the Effective Date the Customer Environment is under repair and not operational and until such a time as the Customer Environment is operational, the parties will agree on an appropriately reduced staffing level from time to time.

b.	Initial Installation. Customer shall coordinate with Service Provider regarding the anticipated arrival of additional Mining Equipment so that Service Provider may make commercially reasonable efforts to install all newly arrived Mining Equipment as expeditiously as possible and not more than fifteen (15) days of arrival at the Customer Environment.

c.	Condition of Equipment. Service Provider shall inspect and test the Mining Equipment upon initial arrival at the facility, to ensure that the Mining Equipment is safe, is in reasonable condition, and does not require immediate service or repair. Service Provider’s testing will also determine the Energy Consumption of the Equipment, which shall be deemed as the base level for the “efficiency” of the Equipment during the term of the Agreement. Service Provider shall promptly advise Customer if any Mining Equipment is received in subpar, poor, or condition needing repair, in which case any timelines indicated in this Section 1 pertaining to such equipment may be delayed.

d.	Monitoring. Service Provider will make commercially reasonable efforts to provide access to Customer for remote and in-person monitoring of any Mining Equipment installed within the Customer Environment within five (5) days of installation. Customer shall be responsible for providing access to any other third parties with whom it has contracted or agreed to provide such services.

e.	Operation. Service Provider will make commercially reasonable efforts to make operational any Mining Equipment installed within the Customer Environment within five (5) days of installation.

f.	Mining. Service Provider shall use any Mining Equipment solely to mine Bitcoin (“BTC”) on behalf of Customer or a Third Party identified by Customer in writing, unless otherwise directed by Customer in writing.

g.	Digital Assets. Any Digital Assets generated by Mining Equipment shall be disbursed to the wallets designated by Customer.

2.	Maintenance, Management, and Repair

a.	Responsibilities. Service Provider’s management responsibilities shall be to (a) provide ongoing monitoring of performance metrics in an effort to maximize Equipment performance, (b) provide network security, (c) provide overall premise maintenance, (d) maintain the power and infrastructure, (e) comply with applicable safety protocols, (f) provide heat management, (g) manage and pay its own employees and contractors for services rendered on behalf of Service Provider under this Agreement, and (h) perform related services necessary to operate, monitor and maintain Mining Equipment.

b.	Software. Service Provider will make commercially reasonable efforts to perform upgrades necessary to maximize Uptime to the Mining Equipment when available and necessary. In the event where Service Provider receives a password, username, or other credentials (the “Credentials”) to access Equipment, Customer will still retain ownership and access to all Credentials.

c.	Maintenance. Service Provider, at its expense, will make commercially reasonable best efforts to perform all upgrades with a goal for the software or firmware of Customer Equipment to maximize Uptime and generated Digital Assets. Service Provider, with the consent of Customer and at Customer’s expense in respect of out-of-pocket and third-party expenses, shall address and facilitate repairs to Customer Mining Equipment, payable within thirty (30) days by Customer upon receipt of evidence of such expenses paid by Service Provider. For significant third-party repair expenses, Service Provider reserves the right to request that Customer either advance funds for the expenses or pay the third party directly.

3.	Energy Consumption. Service Provider has no obligation to replace, repair, or fix any issues or defects in the Mining Equipment or the Customer Environment related to consumption of power (i.e., inefficient performance of a particular piece of Customer Equipment) (“Energy Consumption”). Energy Consumption is determined upon initial entry into the facility, as indicated in Section 1(c) of this Schedule A. Notwithstanding the foregoing, Customer may notify Service Provider of a consumption issue in writing, and Service Provider will use good faith efforts to respond to such notice with a reasonable offer to repair, replace, or attempt to repair or replace Mining Equipment or the Customer Environment, if necessary, in order to remedy any consumption issues. In such event, Customer shall be liable for paying any costs, fees, taxies, levies, or any other monetary charge related to such repair.

4.	Scheduled Downtime. From time to time during the Term, Service Provider may become aware of scheduled Downtime, which may be necessary for maintenance, repair, replacement, or any other reason. In the event Service Provider becomes aware of Scheduled Downtime, Service Provider will provide written notice to Customer twenty-four (24) hours prior to the same, if practicable. Such notification shall contain (a) a description of the purpose of the Downtime, if known, and (b) the expected length of the Downtime, if known. Service Provider shall make commercially reasonable efforts to ensure that Scheduled Downtime does not exceed [***] hours in length at any one Schedule Downtime period and that Schedule Downtime does not exceed more than [***] total hours per machine during one calendar month. Although Service Provider will use commercially reasonable efforts to abide by this provision, any alleged breach of this provision arising from matters outside Service Provider’s reasonable control shall be deemed an Outside Cause.

5.	Power Guarantee. Service Provider shall use commercially reasonable efforts to obtain uninterrupted power to Mining Equipment during the Term and will strive to obtain [***] Uptime in any given month (“Power Guarantee”). In the event there is Downtime and such Downtime lasts for a period of twenty-four (24) hours or more in a calendar month, Customer shall receive a credit equal to [***], which may be equitably reduced in accordance with the rest of this Section 5 (the “Credit”). Customer shall not be entitled to the Credit to the extent such Downtime results from Customer’s noncompliance with this Agreement or from an Outside Cause.

6.	Records. Service Provider will maintain records as indicated herein. Such records will be available to Customer upon request.

a.	Power Reports. Service Provider shall maintain monthly reports that indicate the estimated monthly costs of power to operate the Mining Equipment. The reports will be provided to Customer on the last calendar day of each month.

b.	Performance Reports. Service Provider shall maintain monthly reports that indicate the total number of Mining Equipment managed by Service Provider under this Agreement, the Uptime and/or Downtime in the given month, and any maintenance or repair conducted by Service Provider in the month.

7.	Data Storage and Security

a.	Information Security Program. Service Provider has implemented and will maintain information security measures (“ISM”) and protocols that utilize best practices in the industry. In the event of a Data Security Incident, Service Provider shall immediately notify Customer. Such notice shall include (a) the timing and nature of the Data Security Incident, (b) the information related to Customer that was compromised, (c) when the Data Security Incident was discovered, and (d) remedial actions that have been taken or are proposed. “Data Security Incident” means (i) unauthorized access or use of Customer information or accounts, assets, or computer systems; (ii) incidents whereby Customer’s Digital Assets are lost, stolen, or compromised; or (iii) incidents whereby Customer breached its data-security obligations.

b.	BCDR Plan. Service Provider will establish and maintain a business-continuity and disaster-recovery plan that is in accord with best practices in the industry. Service Provider shall provide a copy of this plan to Customer upon request. Service Provider will test the BCDR at the request of Customer, but not more than [***] per calendar year. The results of such testing shall be made available to Customer, promptly, upon written request.

c.	Data Disclosure. Service Provider shall, upon written request from Customer, disclose (a) what data, if any, it collects related to this Agreement; (b) how such data is utilized; and (c) how long such data is retained and shall undertake to protect any such data with commercially reasonable efforts.